Exhibit 10.55

MERRILL LYNCH CAPITAL CORPORATION MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED 4 World Financial Center 250 Vesey Street New York, NY 10080	BANC OF AMERICA SECURITIES LLC BANK OF AMERICA, N.A. 214 North Tryon Street Charlotte, NC 28255

January 16, 2006

Boston Scientific Corporation
One Boston Scientific Place
Natick, MA  01760-1537

Re:          Project Manhattan — Credit Facilities Commitment Letter

Ladies and Gentlemen:

This Amended and Restated Commitment Letter amends, restates and supersedes in its entirety the Credit Facilities Commitment Letter dated January 8, 2006 between Merrill Lynch Capital Corporation (“Merrill Lynch”), Merrill Lynch, Pierce, Fenner & Smith Incorporated, (“MLPF&S”), Bank of America, N.A. (“Bank of America”), Banc of America Securities LLC (“BAS”) and you, as amended by our amendment letter dated January 12, 2006.

Boston Scientific Corporation (“you”, “Borrower” or “BSC”) has advised Merrill Lynch Capital Corporation (“Merrill Lynch”) and Bank of America, N.A. (“Bank of America” and, together with Merrill Lynch, the “Initial Lenders,” “we” or “us”) that BSC intends to make an offer to acquire all of the outstanding equity interests of Guidant Corporation (“Guidant”) pursuant to a merger in which all of the outstanding equity interests in Guidant will be converted into the right to receive cash and equity interests in BSC (the “Acquisition”). To finance the Acquisition and related transactions, you have advised us that (a) BSC will issue common equity interests pursuant to a merger agreement (the “Merger Agreement”) having a value of approximately $13.0 billion (based upon an offer price of $80.00 per share (the “Assumed Price”), (b) BSC will raise gross cash proceeds of not less than $7.0 billion from either (i) the issuance by it of debt securities (the “Securities”) with maturities ranging from five to 30 years from the date of issuance and having no scheduled principal payments prior to maturity (the “Note Offering”) or (ii) the draw down under an unsecured senior interim loan (the “Interim Loan”), which would be anticipated to be refinanced with debt securities substantially similar to the Securities (the “Take-out Securities”); provided, that the principal amount of the Securities and the Interim Loan are subject to reduction from the net cash after-tax proceeds received from asset sales (the “Asset Sales”) and available cash, (c) Borrower will enter into senior credit facilities in the amount of $7.0 billion (the “Senior Credit Facilities” and, together with the Interim Loan, the “Credit Facilities”), (d) Borrower will obtain a subordinated loan from Abbott Laboratories to BSC in an amount of up to $900 million (the “Subordinated Loan”) and (e) Abbott will purchase common equity interests in Borrower resulting in gross proceeds of approximately $1.4 billion (the “Abbott Investment”). For purposes of this Commitment Letter and the Term Sheets, the “subsidiaries” of BSC include those who will become subsidiaries of BSC in connection with the Transactions. The Acquisition, the Note Offering (if consummated), the Asset Sales, the execution and delivery of the Credit Facilities and the other transactions contemplated hereby and thereby are referred to as the “Transactions”.

You have requested that Merrill Lynch severally commit to provide 50% of the Senior Credit Facilities and 50% of the Interim Loan, and that Bank of America severally commit to provide 50% of the Senior Credit Facilities and 50% of the Interim Loan, in each case, to finance the Acquisition and to pay certain related fees and expenses. Accordingly, subject to the terms and conditions set forth below, each Initial Lender hereby agrees with you as follows:

1.             Commitment. Each Initial Lender hereby severally commits to provide to Borrower the Senior Credit Facilities commitment requested in the preceding paragraph upon the terms and subject to the conditions set forth or referred to herein, in the Fee Letter (the “Fee Letter”) dated the date hereof and delivered to you, and in the Senior Credit Facilities Summary of Terms and Conditions attached hereto (and incorporated by reference herein) as Exhibit A (the “Senior Term Sheet”). Bank of America is pleased to advise you of its willingness to act as the sole and exclusive administrative agent (in such capacity, the “Administrative Agent”). Each Initial Lender hereby also severally commits to provide to Borrower the Interim Loan commitments requested in the preceding paragraph upon the terms and subject to the conditions set forth or referred to herein, in the Fee Letter and in the Interim Loan Summary of Terms and Conditions attached hereto (and incorporated by reference herein) as Exhibit B (the “Interim Loan Term Sheet” and, together with the Senior Term Sheet, the “Term Sheets”). The several commitments of the Initial Lenders hereunder are subject to the negotiation, execution and delivery of definitive documents governing the Credit Facilities (together, the “Credit Documents”) that are substantially similar to the documentation governing the Borrower’s existing five-year credit facilities (the “Existing Credit Facilities”), modified as appropriate for the Transactions in a manner reasonably acceptable to Borrower and the Lenders reflecting, among other things, the terms and conditions set forth herein and in the Term Sheets and the Fee Letter. Following the closing date of the Acquisition (the “Closing Date”), each Initial Lender’s commitments shall be ratably reduced by the aggregate amount of commitments made by any and all additional financial institutions that, by executing a counterpart to this Commitment Letter or otherwise  becoming a party to the Credit Documents, become “Lenders” for all purposes hereunder.

2.             Syndication. We reserve the right and intend, prior to or after the execution of the Credit Documents, to syndicate all or a portion of our commitments to one or more financial institutions (together with the Initial Lenders, the “Lenders”). Our several commitments hereunder are subject to Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) and Banc of America Securities LLC (“BAS”) (each, an “Arranger” and together, the “Arrangers”) (or our respective affiliates) acting as joint lead arrangers and joint lead bookrunners of the Credit Facilities (it being understood that Bank of America or one of its affiliate’s name will appear on the top line “on the left” in all marketing materials relating to the Senior Credit Facilities and MLPF&S’ or one of its affiliate’s name will appear on the top line “on the left” in all marketing materials relating to the Interim Loan). MLPF&S (or one of its affiliates) will be the sole and exclusive syndication agent for the Credit Facilities and MLPF&S (or one of its affiliates) and BAS will manage all aspects of the syndication in consultation with you, including decisions as to the selection of potential Lenders to be approached and when they will be approached, when their commitments will be accepted, which Lenders will participate and the final allocations of the commitments among the Lenders (which are likely not to be pro rata across facilities among Lenders), and we will exclusively perform all functions and exercise all authority as customarily performed and exercised in such capacities, including selecting counsel for the Lenders and negotiating the Credit Documents. Any other agent or arranger titles (including co-agents) awarded to other Lenders are subject to our prior approval and shall not entail any role with respect to the matters referred to in this paragraph without our prior consent (which approval shall not be unreasonably withheld or delayed), it being understood that in no event shall any other “lead arranger” or “bookrunner” titles be awarded to any other Lenders without our consent. You agree that no Lender will receive compensation outside the terms contained herein and in the Fee Letter in order to obtain its commitment to participate in the Credit Facilities.

You understand that we intend to commence the separate syndication of each of the Senior Credit Facilities and the Interim Loan promptly, and you agree actively to assist us in achieving a timely syndication that is satisfactory to us. The syndication efforts will be accomplished by a variety of means, including direct contact during the syndication between senior management, advisors and affiliates of Borrower, on the one hand, and the proposed Lenders, on the other hand, and Borrower hosting, with us, at least one meeting with prospective Lenders at such times (upon reasonable notice) and at such places as we may reasonably request. You agree to, upon our request, (a) provide, and cause your affiliates and advisors to provide, and use your commercially reasonable efforts to have Guidant provide, to us all information reasonably requested by us to successfully complete the syndication, including the Information and Projections (including updated projections) contemplated hereby, (b) assist, and cause your affiliates and advisors to assist, and use your commercially reasonable efforts to have Guidant assist, us, as promptly as practicable following execution of the Merger Agreement, in the preparation of a Confidential Information Memorandum and other marketing materials (the contents of which you shall be solely responsible for) to be used in connection with the syndication, including using commercially reasonable efforts to make available representatives of Guidant and (c) use your commercially reasonable efforts to obtain, at your expense, monitored public rating of each of the Credit Facilities and the Securities from Moody’s Investors Service (“Moody’s”), Standard & Poor’s Ratings Group (“S&P”) and Fitch Ratings Ltd. (“Fitch”) and to participate actively in the process of securing such ratings. You also agree to use your commercially reasonable efforts to ensure that our syndication efforts benefit materially from your existing lending relationships.

3.             Fees. As consideration for our commitments hereunder and our agreement to arrange, manage, structure and syndicate the Credit Facilities, you agree to pay to us the fees as set forth in the Fee Letter.

4.             Conditions. Each Initial Lender’s several commitments hereunder are subject solely to (i) the conditions set forth elsewhere herein and in Annex I to this Commitment Letter, (ii) your compliance with your agreements in this Commitment Letter and Fee Letter in all material respects and (iii) the following:

(a) the preparation, execution and delivery of definitive documentation with respect to the Credit Facilities incorporating the terms outlined in this Commitment Letter and in the Term Sheets and otherwise reasonably satisfactory to the Initial Lenders and their counsel;

(b) BSC and Guidant shall have entered into the Merger Agreement with the approval of a majority of the respective Boards of Directors of BSC and Guidant and the current executed merger agreement among Johnson & Johnson, Shelby Merger Sub, Inc. and Guidant Corporation (the “Existing Merger Agreement”) shall have been terminated in accordance with its terms; and the Initial Lenders shall have had the opportunity to review and shall be reasonably satisfied with the Merger Agreement (and all exhibits, schedules, appendices and attachments thereto and all material related agreements, if any) and the other material documents for the Transactions, if any; it being acknowledged by us that the Merger Agreement draft provided to the Initial Lenders on January 16, 2006 is acceptable to us;

(c) we shall have been afforded a period of not less than 30 days following the date of the Merger Agreement to syndicate the Credit Facilities and we shall be satisfied that, after the date hereof and until the syndication of the Credit Facilities has been completed (as determined by us), none of BSC, Guidant or any of its subsidiaries shall have syndicated or issued, attempted to syndicate or issue, announced or authorized the announcement of, or engaged in discussions concerning the syndication or issuance of any debt facility or debt security of any of them, including renewals thereof, other than the Credit Facilities and the Securities;

(d) there shall not have occurred any change, effect, event, occurrence, state of facts or development which individually or in the aggregate would reasonably be expected to result in any change or effect, that is materially adverse to the business, financial condition or results of operations of BSC and its subsidiaries, taken as a whole (after giving effect to the Transactions) since September 30, 2005 (a “Material Adverse Change”); provided, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Change: (A) any change, effect, event, occurrence, state of facts or development (1) in the financial or securities markets or the economy in general, (2) in the industries in which BSC or any of its subsidiaries (after giving effect to the Transactions) operates in general, to the extent that such change, effect, event, occurrence, state of facts or development does not disproportionately impact BSC or any of its subsidiaries (after giving effect to the Transactions), or (3) resulting from any divestiture required to be effected pursuant to the terms of the Merger Agreement, (B) any failure, in and of itself, by BSC or Guidant to meet any internal or published projections, forecasts or revenue or earnings predictions (it being understood that the facts or occurrences giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonable be expected to be, a Material Adverse Change or (C) any effect on BSC’s or Guidant’s business relating to or arising from any product recalls announced by Guidant prior to the date of this Commitment Letter, or any related pending or future litigation, investigations by governmental authorities or other developments.

5.             Information and Investigations. You hereby represent and covenant that (a) all written information and data, and all other information and data in connection with the Lenders’ due diligence investigations, that have been or will be made available by you or any of your affiliates, representatives or advisors to us or any Lender (whether prior to or on or after the date hereof) in connection with the Transactions, taken as a whole (excluding financial projections, the “Information”), is and will be complete and correct in all material respects and does not and will not, taken as a whole, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements are made (provided that any Information pertaining to Guidant is either based on publicly available information or is being supplied to the best of your knowledge), and (b) all financial projections concerning BSC and its subsidiaries and the transactions contemplated hereby (the “Projections”) that have been made or will be prepared by or on behalf of you or any of your affiliates, representatives or advisors and that have been or will be made available to us or any Lender in connection with the transactions contemplated hereby have been and will be prepared in good faith based upon assumptions believed by you to be reasonable. You agree to supplement the Information and the Projections from time to time until the Closing Date and, if requested by us, for a reasonable period thereafter necessary to complete the syndication of the Credit Facilities so that the representation and covenant in the preceding sentence remain correct in all material respects. In syndicating the Credit Facilities we will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent check or verification thereof.

You hereby acknowledge that (a) we will make available Information and Projections to the proposed syndicate of Lenders through posting on IntraLinks or another similar electronic system and (b) certain of the proposed Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to Borrower) (each, a “Public Lender”). You hereby agree that (a) you will use commercially reasonable efforts to identify that portion of the Information and Projections that may be distributed to the Public Lenders and include a reasonably detailed term sheet in such Information and that all of the foregoing that is to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC”; (b) by marking materials “PUBLIC,” you shall be deemed to have authorized us and the proposed Lenders to treat such materials as not containing any material non-public information with respect to the Borrower for purposes of United States federal and state securities laws, it being understood that certain of such materials may be subject to the confidentiality requirements of the definitive credit documentation; (c) all materials marked “PUBLIC” are permitted to be made available by electronic means designated “Public Investor;” and (d) we shall be entitled to treat any materials that are not marked “PUBLIC” as being suitable only for posting by electronic means not designated for “Public Lenders.”

6.             Indemnification. You agree to indemnify and hold harmless each Initial Lender, each other Lender, BAS, MLPF&S and their respective affiliates, and each such person’s respective officers, directors, employees, agents and controlling persons (each Initial Lender and each such other person being an “Indemnified

Party”) from and against any and all losses, claims, damages, costs, expenses and liabilities, joint or several, to which any Indemnified Party may become subject under any applicable law, or otherwise related to or arising out of or in connection with this Commitment Letter, the Fee Letter, the Term Sheets, the Credit Facilities, the loans thereunder and the use of proceeds therefrom, any of the Transactions and the performance by any Indemnified Party of the services contemplated hereby, and will reimburse each Indemnified Party for any and all expenses (including counsel fees and expenses) as they are incurred in connection with the investigation of or preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by or on behalf of you, Guidant, or any of your or Guidant’s respective affiliates and whether or not any of the Transactions are consummated or this Commitment Letter is terminated, except to the extent determined by a final judgment of a court of competent jurisdiction to have resulted primarily from such Indemnified Party’s bad faith, gross negligence or willful misconduct. You also agree not to assert any claim against any Indemnified Party, and each of us agrees not to assert any claim against you, for special, indirect, consequential, punitive or exemplary damages on any theory of liability in connection in any way with this Commitment Letter, the Fee Letter, the Term Sheets, the Credit Facilities, the loans thereunder and the use of proceeds therefrom, any of the Transactions and the performance by any Indemnified Party of the services contemplated hereby. It is further agreed that each of Merrill Lynch and Bank of America shall only have liability to you (as opposed to any other person) and that each of Bank of America and Merrill Lynch shall be liable solely in respect of its own commitment to the Credit Facilities on a several, and not joint, basis with any other Lender and that such liability shall only arise to the extent damages have been caused by a breach of its obligations hereunder to negotiate in good faith definitive documentation for the applicable Credit Facility on the terms set forth herein, as determined in a final judgment by a court of competent jurisdiction. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems.

You agree that, without our prior written consent, neither you nor any of your affiliates or subsidiaries will settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification has been or could be sought under the indemnification provisions hereof (whether or not any other Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent (i) includes an unconditional written release in form and substance satisfactory to the Indemnified Parties of each Indemnified Party from all liability arising out of such claim, action or proceeding and (ii) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of any Indemnified Party.

7.             Expenses. You agree to reimburse us and our affiliates for our and their reasonable out-of-pocket expenses upon our request made from time to time (including, without limitation, all reasonable due diligence investigation expenses, fees of consultants engaged with your consent (not to be unreasonably withheld), syndication expenses (including printing, distribution, and bank meetings), travel expenses, duplication fees and expenses and the reasonable fees, disbursements and other charges of counsel (including any local or regulatory counsel) and any sales, use or similar taxes (and any additions to such taxes) related to any of the foregoing) incurred in connection with the negotiation, preparation, execution and delivery, waiver or modification, collection and enforcement of this Commitment Letter, the Term Sheets, the Fee Letter and the Credit Documents, and whether or not such fees and expenses are incurred before or after the date hereof or any loan documentation is entered into or the Transactions are consummated or any extensions of credit are made under the Credit Facilities or this Commitment Letter is terminated or expires.

8.             Confidentiality. This Commitment Letter, the Term Sheets, the contents of any of the foregoing and our and/or our affiliates’ activities pursuant hereto or thereto are confidential and shall not be disclosed by or on behalf of you or any of your affiliates to any person without our prior written consent, except that you may disclose this Commitment Letter and the Term Sheets (i) to your and Guidant’s and your and its respective officers, directors, employees and advisors, and then only in connection with the Transactions and on a confidential need-to-know basis and (ii) as you are required to make by applicable law or compulsory legal process (based on the advice of legal counsel); provided, however, that in the event of any such compulsory legal process you agree to use commercially reasonable efforts to give us prompt notice thereof and to cooperate with us in securing a protective order in the event of compulsory disclosure and that any disclosure of us, our several commitments, this Commitment Letter or the Term Sheets made pursuant to public filings shall be subject to our prior review. You agree that you will permit us to review and approve any reference to any of us or any of our affiliates in connection with the Credit Facilities or the transactions contemplated hereby contained in any press release or similar public disclosure prior to public release. You agree that we and our affiliates may share information concerning you and your respective subsidiaries and affiliates among ourselves solely in connection with the performance of our services hereunder and the evaluation and consummation of financings and Transactions contemplated hereby. You also acknowledge that we or our affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to parties whose interests may conflict with yours or Guidant’s, including other potential purchasers of Guidant. We agree that we will not furnish confidential information obtained from you or Guidant to any of our other customers and that we will treat confidential information relating to you or Guidant and your and their respective affiliates with the same degree of care as we treat our own confidential information. We further advise you that we and our affiliates will not make available to you, Borrower or Guidant confidential information that we or they have obtained or may obtain from any other customer.

9.             Termination. Our several commitments hereunder shall terminate in their entirety on the earliest to occur of (A) September 30, 2006 if the Credit Documents are not executed and delivered by Borrower and the Lenders on or prior to such date, (B) the date of termination of the Merger Agreement in accordance with its terms, (C) the date of execution and delivery of the Credit Documents by Borrower and the Lenders and (D) if any event occurs or information becomes available that results in the incurable failure to satisfy any condition set forth or referred to in Section 4 of this Commitment Letter. Notwithstanding the foregoing, the provisions of Sections 6, 7, 8, 10 and 11 hereof shall survive any termination pursuant to this Section 9.

10.           Assignment; No Fiduciary; Etc. This Commitment Letter and our several commitments hereunder shall not be assignable by any party hereto (other than by us to our affiliates) without the prior written consent of the other parties hereto, and any attempted assignment shall be void and of no effect; provided, however, that nothing contained in this Section 10 shall prohibit us (in our sole discretion) from (i) performing any of our duties hereunder through any of our affiliates, and you will owe any related duties (including those set forth in Section 2 above) to any such affiliate, and (ii) granting (in consultation with you) participations in, or selling (in consultation with you) assignments of all or a portion of, the commitments or the loans under the Credit Facilities pursuant to arrangements satisfactory to us. This Commitment Letter is solely for the benefit of the parties hereto and does not confer any benefits upon, or create any rights in favor of, any other person.

In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that (i) each transaction contemplated by this Commitment Letter is an arm’s-length commercial transaction, between Borrower, on the one hand, and each Initial Lender, on the other hand, (ii) in connection with each such transaction and the process leading thereto each Initial Lender will act solely as a principal and not as agent (except as otherwise provided herein) or fiduciary of Borrower or its respective stockholders, affiliates, creditors, employees or any other party, (iii) no Initial Lender will assume an advisory or fiduciary responsibility in favor of Borrower or any of its affiliates or stockholders with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether an Initial Lender has advised or is currently advising Borrower on other matters) and no Initial Lender will have any obligation to Borrower or any of its affiliates or stockholders with respect to the transactions contemplated in this Commitment Letter except the obligations expressly set forth herein, (iv) each

Initial Lender may be engaged in a broad range of transactions that involve interests that differ from those of Borrower and its affiliates and stockholders, and (v) no Initial Lender has provided and no Initial Lender will provide and legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and Borrower has consulted and will consult its own legal, accounting, regulatory, and tax advisors to the extent it deems appropriate. The matters set forth in this Commitment Letter reflect an arm’s-length commercial transaction between you and each Initial Lender. You hereby waive and release, to the fullest extent permitted by law, any claims that you may have against each Initial Lender with respect to any breach or alleged breach of fiduciary duty.

11.           Governing Law; Waiver of Jury Trial. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York. Each of the parties hereto waives all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of any of the Transactions or the other transactions contemplated hereby, or the performance by us or any of our affiliates of the services contemplated hereby.

12.           Amendments; Counterparts; etc. No amendment or waiver of any provision hereof or of the Term Sheets shall be effective unless in writing and signed by the parties hereto and then only in the specific instance and for the specific purpose for which given. This Commitment Letter, the Term Sheets and the Fee Letter are the only agreements between the parties hereto with respect to the matters contemplated hereby and thereby and set forth the entire understanding of the parties with respect thereto. This Commitment Letter may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart by telecopier shall be effective as delivery of a manually executed counterpart.

13.           Patriot Act. We hereby notify you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), the Lenders may be required to obtain, verify and record information that identifies Borrower and Guidant, which information includes the name, address and tax identification number and other information regarding them that will allow such Lender to identify them in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to the Lenders.

14.           Public Announcements; Notices. We may, subject to your prior consent (not to be unreasonably withheld, delayed or conditioned) at our expense, publicly announce as we may choose the capacities in which we or our affiliates have acted hereunder. Any notice given pursuant hereto shall be mailed or hand delivered in writing, if to (i) you, at your address set forth on page one hereof, with a copy to Maura E. O’Sullivan, Esq., at Sherman & Sterling LLP, 599 Lexington Avenue, New York, NY  10022; and (ii) the Initial Lenders, c/o Merrill Lynch, at World Financial Center, North Tower, 250 Vesey Street, New York, New York  10281, Attention:  Sarang Gadkari, with a copy to Cahill Gordon & Reindel LLP, 80 Pine Street, New York, New York  10005.

Please confirm that the foregoing correctly sets forth our agreement of the terms hereof and the Fee Letter by signing and returning to us c/o Merrill Lynch the duplicate copy of this letter and the Fee Letter enclosed herewith. Unless we receive your executed duplicate copies hereof and thereof by Midnight, New York City time, on January 16, 2006, our commitment hereunder will expire at such time.

(Signature Page Follows)

We are pleased to have this opportunity and we look forward to working with you on this transaction.

Very truly yours,

MERRILL LYNCH CAPITAL CORPORATION

By:
Name:
Title:

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:
Name:
Title:

BANK OF AMERICA, N.A.

By:
Name:
Title:

BANC OF AMERICA SECURITIES LLC

By:
Name:
Title:

Accepted and agreed to as of the date first written above:

BOSTON SCIENTIFIC CORPORATION

By:
Name:
Title:

S-1

Annex I

Project Manhattan

Summary of Additional Conditions Precedent

Except as otherwise set forth below, the initial borrowing under each of the Credit Facilities shall be subject to the contemporaneous or prior satisfaction of the following additional conditions precedent:

1.             The Acquisition shall have been consummated in all material respects in accordance with the terms of the Merger Agreement and all related agreements (without the waiver or amendment of any material condition unless consented to by the Arrangers).

2.             If the Closing Date shall not have occurred on or prior to March 14, 2006, the Lenders shall have received audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of each of BSC and Guidant for the year ended December 31, 2005. The Lenders also shall have received unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of BSC and Guidant for each fiscal quarter ended after December 31, 2005 and ended 40 days before the Closing Date.

3.             With respect to the Interim Loan, Borrower shall have provided to the Arrangers (1) not later than 30 days prior to the Closing Date a substantially complete draft registration statement or a Rule 144A confidential offering memorandum relating to the issuance of the Securities, which contains all financial statements and other data to be included therein (including all audited financial statements, all unaudited financial statements (each of which shall have undergone a SAS 100 review)) and all appropriate pro forma financial statements prepared in accordance with, or reconciled to, generally accepted accounting principles in the United States and prepared in accordance with Regulation S-X under the Securities Act of 1933, as amended (the “Securities Act”), and substantially all other data (including selected financial data) that the Securities and Exchange Commission would require in a registered offering of the Securities (collectively, the “Required Information”), and (2) not later than 15 days prior to the Closing Date, a complete printed preliminary offering memorandum or prospectus usable in a customary road show relating to the issuance of the Securities which contains all Required Information (the “Offering Document”). With respect to the Interim Loan, Borrower and Guidant shall have cooperated reasonably and in good faith with the marketing effort for the Note Offering with the view towards effecting the issuance of the Securities in lieu of the draw down of the Interim Loan. The Arrangers shall have had a period of not less than 15 days to market the Securities prior to the Closing Date.

4.             Cancellation of existing indebtedness (including the Existing Credit Facilities (as defined in Exhibit A)) so that after giving effect to the Transactions, BSC and its subsidiaries shall have outstanding no indebtedness or preferred stock (or direct or indirect guarantee or other credit support in respect thereof or off balance sheet equivalents including, without limitation, off balance sheet receivables financing arrangements) other than the Loans, the Securities or the Interim Loan, $1,850.0 million in outstanding senior notes maturing between 2011 and 2035 (together with any refinancing thereof and increased to the extent of any and all commercially reasonable fees, expenses and premiums associated with any such refinancing), the Subordinated Loan, approximately $350.0 million of short-term debt of the type currently at Guidant and such other indebtedness (including, without limitation, up to the full amount in respect of BSC’s receivables securitization program substantially as in effect on the date hereof) as is reasonably acceptable to the Arrangers.

5.             No law or regulation shall be applicable in the reasonable judgment of the Arrangers that restrains, prevents or imposes material adverse conditions upon the Transactions or the financing thereof, including the Credit Facilities. All requisite governmental authorities and third parties shall have approved or consented to the Transactions and the other transactions contemplated hereby to the extent required (without the imposition of any materially burdensome condition or qualification in the reasonable judgment of the Arrangers) and all such approvals shall be in full force and effect, all applicable waiting periods shall have expired and there shall be no governmental or judicial action, actual or threatened, that has or could have a reasonable likelihood of restraining, preventing or imposing materially burdensome or materially adverse conditions on any of the Transactions or the other transactions contemplated hereby, other than any such approvals or consents the absence of which could not reasonably be expected to have a material adverse effect on the business, operations, financial condition, liabilities (contingent or otherwise) or prospects of BSC and its subsidiaries taken as a whole (after giving effect to the Transactions). The Transactions and the financing therefor shall be in compliance with all applicable laws and regulations. Notwithstanding the foregoing, the Arrangers (1) consent to any Divestitures (as defined in the Merger Agreement)  contemplated by Section 5.03 to the Merger Agreement and such other immaterial divestitures as may be required by applicable governmental or judicial authorities, and (2) agree that any such Divestitures shall not be deemed to violate the conditions set forth in this paragraph.

6.             The Lenders shall have received such other customary legal opinions, corporate documents and other customary instruments and/or certificates as they may reasonably request.

7.             All accrued fees and expenses (including the reasonable fees and expenses of counsel to the Arrangers) of the Arrangers through the Closing Date invoiced with reasonable detail at least one business day prior to the Closing Date in connection with the Credit Documents shall have been paid; provided that the Arrangers shall have provided an estimate and available reasonable detail five business days prior to the Closing Date.

2

CONFIDENTIAL	EXHIBIT A

SENIOR CREDIT FACILITIES

SUMMARY OF TERMS AND CONDITIONS(a)

Borrower:	Boston Scientific Corporation or a subsidiary reasonably acceptable to the Arrangers guaranteed by BSC (“Borrower”).

Joint Lead Arrangers:	Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) and Banc of America Securities LLC (together, the “Arrangers”).

Administrative Agent:	Bank of America, N.A. (in such capacity, the “Administrative Agent”).

Syndication Agent:	Merrill Lynch, Pierce, Fenner & Smith Incorporated.

Lenders:	Merrill Lynch Capital Corporation (or one of its affiliates), Bank of America, N.A. and a syndicate of financial institutions (the “Lenders”) arranged by MLPF&S and BAS in consultation with Borrower.

Credit Facilities:	Senior credit facilities (the “Senior Credit Facilities”) in an aggregate principal amount of up to $7.0 billion, such Senior Credit Facilities comprised of:

(A) Term Loan Facility. A term loan facility in an aggregate principal amount of $5.0 billion (the “Term Loan Facility”). Loans under the Term Loan Facility are herein referred to as “Term Loans”.

(B)           Revolving Credit Facility. A revolving credit facility in an aggregate principal amount of $2.0 billion (the “Revolving Facility”). Loans under the Revolving Facility are herein referred to as “Revolving Loans”; the Term Loans and the Revolving Loans are herein referred to collectively as “Loans”. An amount to be agreed of the Revolving Facility will be available as a letter of credit subfacility and as a swing line subfacility.

Transactions:	As described in the Commitment Letter.

(a)                                  Capitalized terms used herein and not defined shall have the meanings assigned to such terms in the attached Amended and Restated Credit Facilities Commitment Letter (the “Commitment Letter”).

[SENIOR CREDIT FACILITIES]

Availability/Purpose:

(A)    Term Loan Facility. Term Loans will be available to finance a portion of the cash consideration for the Acquisition and related uses of cash, subject to the terms and conditions set forth in the Credit Documents, on the date of consummation of the Acquisition in one draw (the “Closing Date”). Term Loans repaid or prepaid may not be reborrowed.

(B)    Revolving Facility. The Revolving Facility will be available to be borrowed on the Closing Date to finance a portion of the cash consideration for the Acquisition and related uses of cash and for working capital purposes, subject to the terms and conditions set forth in the Credit Documents; provided that the amount of the Revolving Facility available on the Closing Date shall be reduced by the amount of the Abbott Investment. In addition, the Revolving Facility will be available after the Closing Date for working capital and general corporate purposes on a fully revolving basis, subject to the terms and conditions set forth in the Credit Documents, in the form of revolving loans, swing line loans and letters of credit on and after the Closing Date until the Revolver Maturity Date.

Ranking:

The Senior Credit Facility will be an unsecured senior obligation of Borrower ranking pari  passu with other senior indebtedness of Borrower, and senior to all subordinated indebtedness of Borrower which is not pari  passu therewith.

Documentation:

Substantially similar to the documentation governing the Borrower’s existing five-year credit facilities (the “Existing Credit Facilities”), modified as appropriate for the Transactions in a manner reasonably acceptable to Borrower and the Lenders.

Termination of Commitments:

The commitments in respect of the Senior Credit Facilities (including pursuant to the Commitment Letter) will terminate in their entirety on September 30, 2006 if the initial funding under the Senior Credit Facilities does not occur on or prior to such date.

Final Maturity:	(A) Term Loan Facility. The Term Loan Facility will mature on the fifth anniversary of the Closing Date.

	(B) Revolving Facility. The Revolving Facility will mature on the fifth anniversary of the Closing Date (the “Revolver Maturity Date”).

Amortization:	The Term Loan Facility will amortize at the end of each year after the Closing Date as set forth below:

	Year 1	0%
	Year 2	13%
	Year 3	13%
	Year 4	34%
	Year 5	40%

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Letters of Credit:

A sublimit under the Revolving Facility will be available for letters of credit (“Letters of Credit”). Letters of Credit under the Revolving Facility will be issued by a Lender to be agreed by the Arrangers and Borrower (in such capacity, the “L/C Lender”). The issuance of all Letters of Credit shall be subject to the customary procedures of the L/C Lender and shall otherwise be on a basis substantially similar to the Existing Credit Facilities.

Letter of Credit Fees:

Letter of Credit fees will be payable for the account of the Revolving Facility Lenders on the daily average undrawn face amount of each Letter of Credit at a rate per  annum equal to the applicable margin for Revolving Loans that are LIBOR rate loans in effect at such time, which fees shall be paid quarterly in arrears. In addition, an issuing fee on the face amount of each Letter of Credit equal to 0.125% per  annum shall be payable to the L/C Lender for its own account, which fee shall also be payable quarterly in arrears.

Multicurrency Facility:

A sublimit under the Revolving Facility will be available for borrowing (which may be at a subsidiary level guaranteed by Borrower) in Available Foreign Currencies (as defined in the Existing Credit Facilities) on a basis substantially similar to the Existing Credit Facilities (including the designation of Local Currency Facilities (as defined in the Existing Credit Facilities)).

Swingline Facility:

A sublimit under the Revolving Facility will be available for swingline loans (“Swingline Loans”). Swingline Loans will be made by a Lender to be agreed with the Arrangers and Borrower (in such capacity, the “Swingline Lender”). Swingline Loans shall be subject to the customary procedures of the Swingline Lender and shall otherwise be made on a basis substantially similar to the Existing Credit Facilities.

Interest Rates and Fees:	Interest rates and fees in connection with the Senior Credit Facilities will be as specified on Annex I attached hereto.

Competitive Advance Facility	The Revolving Facility will provide for a competitive advance facility on a basis substantially similar to the Existing Credit Facilities.

Default Rate:	Overdue principal, interest and other amounts shall bear interest at a rate per annum equal to 2% in excess of the applicable interest rate (including applicable margin).

Mandatory Prepayments:

Revolving Loans will be immediately prepaid to the extent that the aggregate extensions of credit under the Revolving Facility exceed the commitments then in effect under the Revolving Facility. In addition, Revolving Loans available on the Closing Date shall be reduced by the amount of the Abbott Investment.

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Voluntary Prepayments/Reductions in Commitments:

(A)    Term Loan Facility. Term Loans may be prepaid at any time in whole or in part at the option of Borrower, in a minimum principal amount and in multiples to be agreed upon, without premium or penalty (except, in the case of LIBOR borrowings, breakage costs related to prepayments not made on the last day of the relevant interest period). Voluntary prepayments shall be applied pro  rata to the remaining scheduled amortization payments in respect the Term Loan Facility.

(B)    Revolving Facility. The unutilized portion of the commitments under the Revolving Facility may be reduced and loans under the Revolving Facility may be repaid at any time, in each case, at the option of Borrower, in a minimum principal amount and in multiples to be agreed upon, without premium or penalty (except, in the case of LIBOR borrowings, breakage costs related to prepayments not made on the last day of the relevant interest period).

Conditions to Effectiveness and to Initial Loans:

The effectiveness of the credit agreement and the making of the initial Loans under the Senior Credit Facilities shall be subject to (and shall only be subject to) the conditions precedent that are specified herein and in the Commitment Letter and to the accuracy of representations and warranties (i) in the Merger Agreement that are material to interests of the Lenders, but the accuracy of such representations and warranties shall be a condition precedent to effectiveness of the credit agreement and the making of the initial Loans under the Senior Credit Facilities only to the extent Borrower has a right to terminate its obligations under the Merger Agreement as a result of a breach of such representations in the Merger Agreement, and (ii) in the Senior Credit Facilities relating to corporate power and authority, the enforceability, due authorization, execution and delivery of the Credit Documents, Federal Reserve margin regulations and the Investment Company Act (all such conditions to be satisfied in a manner satisfactory to the Arrangers and the Lenders or the Required Lenders (as the case may be) (as defined below under “Required Lenders”)).

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Conditions to All Other Extensions of Credit:

Each extension of credit under the Senior Credit Facilities other than the making of the initial Loans on the Closing Date will be subject to customary conditions, including the (i) absence of any Default or Event of Default (to be defined) and (ii) continued accuracy of all representations and warranties in all material respects (to the extent not qualified by materiality standards), it being understood that with respect to such extensions of credit the representations and warranties relating to no material adverse change and no material litigation shall be required to be accurate in all material respects only as of the Closing Date as contemplated above under “Conditions to Effectiveness and to Initial Loans.”

Representations and Warranties:	Substantially similar to the Existing Credit Facilities, modified as appropriate for the Transactions in a manner reasonably acceptable to Borrower and the Lenders.

Affirmative Covenants:	Substantially similar to the Existing Credit Facilities, modified as appropriate for the Transactions in a manner reasonably acceptable to Borrower and the Lenders.

Negative Covenants:

Substantially similar to the Existing Credit Facilities, modified as appropriate for the Transactions in a manner reasonably acceptable to Borrower and the Lenders (and including, without limitation, limitation on indebtedness of subsidiaries).

Financial Covenants:	Consolidated Leverage Ratio (as defined in the Existing Credit Facilities) and Minimum Interest Coverage Ratio.

Events of Default:	Substantially similar to the Existing Credit Facilities, modified as appropriate for the Transactions in a manner reasonably acceptable to Borrower and the Lenders.

Yield Protection and Increased Costs:	Substantially similar to the Existing Credit Facilities, modified as appropriate for the Transactions in a manner reasonably acceptable to Borrower and the Lenders.

Assignments and Participations:

Each assignment (unless to another Lender or its affiliates) shall be in a minimum amount of $5.0 million in the case of the Term Loan Facility and $5.0 million in the case of the Revolving Facility (unless in each case Borrower and the Administrative Agent otherwise consent or unless the assigning Lender’s exposure is thereby reduced to zero). Assignments (which may be non-pro  rata among loans and commitments) shall be permitted with Borrower’s and the Administrative Agent’s consent (such consent not to be unreasonably withheld, delayed or conditioned), except that no such consent of Borrower need be obtained to effect an assignment to any Lender (or its affiliates) or if any default has occurred and is continuing or if determined by the Administrative Agent, in consultation with Borrower, to be necessary to achieve a successful syndication. Participations

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shall be permitted without restriction. Voting rights of participants will be subject to customary limitations.

Required Lenders:

Lenders having a majority of the outstanding credit exposure (the “Required Lenders”), subject to amendments of certain provisions of the Credit Documents requiring the consent of Lenders having a greater share (or all) of the outstanding credit exposure or Lenders having a majority of the outstanding credit exposure with respect to a particular facility. Amendments prior to the completion of the primary syndication of the Senior Credit Facilities (as determined by the Arrangers) shall also require the consent of the Arrangers.

Expenses and Indemnification:

In addition to those out-of-pocket expenses reimbursable under the Commitment Letter, all reasonable out-of-pocket expenses of the Arrangers and the Administrative Agent (and the Lenders solely for enforcement costs and documentary taxes) associated with the preparation, execution and delivery of any waiver or modification (whether or not effective) of, and the enforcement of, any Credit Document (including the reasonable fees, disbursements and other charges of counsel for the Arrangers) are to be paid by the Borrower.

The Borrower will indemnify each of the Arrangers, the Administrative Agent and the other Lenders and hold them harmless from and against all costs, expenses (including fees, disbursements and other charges of counsel) and liabilities arising out of or relating to any litigation or other proceeding (regardless of whether the Arrangers, the Administrative Agent or any such other Lender is a party thereto) that relate to the Transactions or any transactions related thereto, except to the extent determined by a final judgment of a court of competent jurisdiction to have arisen primarily from such person’s bad faith, gross negligence or willful misconduct.

Governing Law and Forum:	New York.

Waiver of Jury Trial:	All parties to the Credit Documents waive the right to trial by jury.

Special Counsel for Arrangers:	Cahill Gordon & Reindel LLP.

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ANNEX I

Interest Rates and Fees:

Borrower will be entitled to make borrowings based on the ABR plus the Applicable Margin or LIBOR plus the Applicable Margin. The “Applicable Margin” shall be (A) with respect to LIBOR Loans under the Term Loan Facility and the Revolving Facility, the amount set forth in the Facility Fee and Applicable Margin Schedule below and (B) with respect to ABR Loans under the Term Loan Facility and the Revolving Facility 0.0% per  annum.

Unless consented to by the Arrangers in their sole discretion, no LIBOR Loans may be elected on the Closing Date or prior to the date 30 days thereafter (unless the completion of the primary syndication of the Senior Credit Facilities as determined by the Arrangers shall have occurred), except that from and after the fifth business day after the Closing Date LIBOR periods of 14 days may be elected until the thirtieth day after the Closing Date.

“ABR” means the higher of (i) the corporate base rate of interest announced by the Administrative Agent from time to time, changing effective on the date of announcement of said corporate base rate changes, and (ii) the Federal Funds Rate plus 0.50% per  annum. The corporate base rate is not necessarily the lowest rate charged by the Administrative Agent to its customers.

“LIBOR” means the rate determined by the Administrative Agent to be available to the Lenders in the London interbank market for deposits in US Dollars in the amount of, and for a maturity corresponding to, the amount of the applicable LIBOR Loan, as adjusted for maximum statutory reserves.

Borrower may select interest periods of one, two, three, six, nine (or if available to all of the applicable Lenders, twelve) months for LIBOR borrowings. Interest will be payable in arrears (i) in the case of ABR Loans, at the end of each quarter and (ii) in the case of LIBOR Loans, at the end of each interest period and, in the case of any interest period longer than three months, no less frequently than every three months. Interest on all borrowings shall be calculated on the basis of the actual number of days elapsed over (x) in the case of LIBOR Loans, a 360-day year, and (y) in the case of ABR Loans, a 365- or 366-day year, as the case may be.

Facility fees accrue on the full commitment, whether drawn or undrawn, under the Revolving Facility, commencing on the date of the execution and delivery of the Credit Documents. The facility fee in respect of the Revolving Facility will be according to the Fee and Rate Schedule below.

All facility fees will be payable in arrears at the end of each quarter and upon any termination of any commitment, in each case for the actual number of days elapsed over a 360-day year.

Facility Fee and Applicable Margin Schedule

Ratings Category (Moody’s and S&P / Fitch)	Facility Fee	Revolving Facility =<50% drawn Applicable Margin	Revolving Facility >50% drawn Applicable Margin	Term Loan Facility Applicable Margin
I. >=A1 and A+	0.050%	0.150%	0.250%	0.300%

II. >=A2 and A but less than Category I	0.060	0.190	0.290	0.350

III. >=A3 and A- but less than Category II	0.075	0.225	0.325	0.400

IV. >=Baa1 and BBB+ but less than Category III	0.100	0.400	0.500	0.600

V. >=Baa2 and BBB but less than Category IV	0.125	0.500	0.600	0.725

VI. >=Baa3 and BBB- but less than Category V	0.150	0.600	0.700	0.850

VII. <Baa3 or BBB-	0.175	0.650	0.825	1.000

A Ratings Category shall apply at any date if, at such date, the ratings are better than or equal to at least two of the three ratings in any such Ratings Category, and a higher Ratings Category does not apply.

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CONFIDENTIAL	EXHIBIT B

INTERIM LOAN

SUMMARY OF TERMS AND CONDITIONS(a)

Borrower:	Boston Scientific Corporation or a subsidiary reasonably acceptable to the Arrangers guaranteed by BSC (“Borrower”).

Joint Lead Arrangers:	Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Banc of America Securities LLC (together, the “Arrangers”).

Administrative Agent:	Bank of America, N.A. (in such capacity, the “Administrative Agent”).

Syndication Agent:	Merrill Lynch, Pierce, Fenner & Smith Incorporated.

Lenders:	Merrill Lynch Capital Corporation (or one of its affiliates), Bank of America, N.A. and a syndicate of financial institutions (the “Lenders”) arranged by MLPF&S and BAS in consultation with Borrower.

Interim Loan:	A term loan (the “Interim Loan”) in an aggregate principal amount of up to $7.0 billion.

Transactions:	As described in the Commitment Letter.

Availability/Purpose:

The Interim Loan will be available to finance a portion of the cash consideration for the Acquisition and related uses of cash, subject to the terms and conditions set forth in the Credit Documents, on the date of consummation of the Acquisition in one draw (the “Closing Date”). To the extent that the Interim Loan is repaid or prepaid, it may not be reborrowed.

Ranking:

The Interim Loan will be an unsecured senior obligation of Borrower ranking pari  passu with other senior indebtedness of Borrower, and senior to all subordinated indebtedness of Borrower which is not pari  passu therewith.

Documentation:	Substantially similar to the documentation governing the Senior Credit Facilities.

(a)                                  Capitalized terms used herein and not defined shall have the meanings assigned to such terms in the attached Amended and Restated Credit Facilities Commitment Letter (the “Commitment Letter”).

[INTERIM LOAN]

Termination of Commitments:

The commitments in respect of the Interim Loan (including pursuant to the Commitment Letter) will terminate in their entirety upon the first to occur of (1) September 30, 2006 if the funding of the Interim Loan does not occur on or prior to such date or (2) the consummation of the Acquisition without funding of the Interim Loan.

Final Maturity:	The Interim Loan will mature 364 days following the Closing Date.

Amortization:	None.

Interest Rates and Fees:	Interest rates and fees in connection with the Interim Loan will be as specified on Annex I attached hereto.

Default Rate:	Overdue principal, interest and other amounts shall bear interest at a rate per annum equal to 2% in excess of the applicable interest rate (including applicable margin).

Mandatory Prepayments:

The Interim Loan will be required to be prepaid at par with (a) 100% of the net cash proceeds of any asset sale (other than sales of inventory in the ordinary course of business and certain other asset sales to be agreed) including, without limitation, the Asset Sales and any condemnation and insurance proceeds related thereto); (b) the issuance of any debt (other than under the Senior Credit Facilities or the Subordinated Loan and subject to exceptions and baskets to be negotiated); and (c) any sale or issuance of any capital stock or any securities convertible into or exchangeable for capital stock or any warrants, rights or options to acquire capital stock (including the amount of the Abbott Investment not used to reduce Revolving Loans and subject to baskets and exceptions to be agreed upon).

Voluntary Prepayments/Reductions in Commitments:

The Interim Loan may be prepaid at any time in whole or in part at the option of Borrower, in a minimum principal amount and in multiples to be agreed upon, without premium or penalty (except, in the case of LIBOR borrowings, breakage costs related to prepayments not made on the last day of the relevant interest period).

Conditions to Effectiveness and to Interim Loan:

The effectiveness of the credit agreement and the making of the Interim Loan shall be subject to (and shall only be subject to) the conditions precedent that are specified herein and in the Commitment Letter and to the accuracy of representations and warranties (i) in the Merger Agreement that are material to interests of the Lenders, but the accuracy of such representations and warranties shall be a condition precedent to effectiveness of the credit agreement and the making of the Interim Loans only to the extent Borrower has a right to terminate its obligations under the Merger Agreement as a result of a breach of such representations in the Merger Agreement, and (ii) in the Interim Loan relating to corporate power and authority, the enforceability, due authorization, execution and delivery of the Credit Documents, Federal Reserve margin

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regulations and the Investment Company Act (all such conditions to be satisfied in a manner satisfactory to the Arrangers and the Lenders or the Required Lenders (as the case may be) (as defined below under “Required Lenders”)).

Representations and Warranties:	Same as Senior Credit Facilities.

Affirmative Covenants:	Except as provided below, same as the Senior Credit Facilities.

Negative Covenants:	Same as the Senior Credit Facilities.

Financial Covenants:	Same as the Senior Credit Facilities.

Refinancing of Interim Loan:

Borrower shall (i) cooperate with the investment banks party to the Engagement Letter (the “Take-out Banks”) and provide the Take-out Banks with information required by the Take-out Banks in connection with the offering of debt securities (the “Debt Offering”) or other means of refinancing the Interim Loan, (ii) assist the Take-out Banks in connection with the marketing of the Take-out Securities (including promptly providing to the Take-out Banks any information reasonably requested to effect the issue and sale of the Take-out Securities and making available senior management of Borrower for investor meetings), (iii) cooperate with the Take-out Banks in the timely preparation of any registration statement or private placement memorandum relating to the Debt Offering and other marketing materials to be used in connection with the syndication of the Interim Loan and (iv) prepare and keep updated for use at any time an Offering Document.

Events of Default:	Same as the Senior Credit Facilities.

Yield Protection and Increased Costs:	Same as the Senior Credit Facilities.

Assignments and Participations:

Each assignment (unless to another Lender or its affiliates) shall be in a minimum amount of $5.0 million (unless Borrower and the Administrative Agent and Syndication Agent otherwise consent or unless the assigning Lender’s exposure is thereby reduced to zero). Assignments (which may be non-pro  rata among loans and commitments) shall be permitted with Borrower’s and the Administrative Agent’s and Syndication Agent’s consent (such consent not to be unreasonably withheld, delayed or conditioned), except that no such consent of Borrower need be obtained to effect an assignment to any Lender (or its affiliates) or if any default has occurred and is continuing or if determined by the Administrative Agent and Syndication Agent, in consultation with Borrower, to be necessary to achieve a successful syndication. Participations shall

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be permitted without restriction. Voting rights of participants will be subject to customary limitations.

Required Lenders:

Lenders having a majority of the outstanding credit exposure (the “Required Lenders”), subject to amendments of certain provisions of the Credit Documents requiring the consent of Lenders having a greater share (or all) of the outstanding credit exposure or Lenders having a majority of the outstanding credit exposure with respect to a particular facility. Amendments prior to the completion of the primary syndication of the Interim Loan (as determined by the Arrangers) shall also require the consent of the Arrangers.

Expenses and Indemnification:

In addition to those out-of-pocket expenses reimbursable under the Commitment Letter, all reasonable out-of-pocket expenses of the Arrangers and the Administrative Agent (and the Lenders solely for enforcement costs and documentary taxes) associated with the preparation, execution and delivery of any waiver or modification (whether or not effective) of, and the enforcement of, any Credit Document (including the reasonable fees, disbursements and other charges of counsel for the Arrangers) are to be paid by the Borrower.

The Borrower will indemnify each of the Arrangers, the Administrative Agent and the other Lenders and hold them harmless from and against all costs, expenses (including fees, disbursements and other charges of counsel) and liabilities arising out of or relating to any litigation or other proceeding (regardless of whether the Arrangers, the Administrative Agent or any such other Lender is a party thereto) that relate to the Transactions or any transactions related thereto, except to the extent determined by a final judgment of a court of competent jurisdiction to have arisen primarily from such person’s bad faith, gross negligence or willful misconduct.

Governing Law and Forum:	New York.

Waiver of Jury Trial:	All parties to the Credit Documents waive the right to trial by jury.

Special Counsel for Arrangers:	Cahill Gordon & Reindel LLP.

4

ANNEX I

Interest Rates and Fees:

Borrower will be entitled to make borrowings based on the ABR plus the Applicable Margin or LIBOR plus the Applicable Margin. The “Applicable Margin” shall be (A) with respect to LIBOR Loans, the amount set forth in the Applicable Margin Schedule below; and (B) with respect to ABR Loans, 0.0% per  annum.

Unless consented to by the Arrangers in their sole discretion, no LIBOR Loans may be elected on the Closing Date or prior to the date 30 days thereafter (unless the completion of the primary syndication of the Interim Loan as determined by the Arrangers shall have occurred), except that from and after the fifth business day after the Closing Date LIBOR periods of 14 days may be elected until the thirtieth day after the Closing Date.

“ABR” means the higher of (i) the corporate base rate of interest announced by the Administrative Agent from time to time, changing effective on the date of announcement of said corporate base rate changes, and (ii) the Federal Funds Rate plus 0.50% per annum. The corporate base rate is not necessarily the lowest rate charged by the Administrative Agent to its customers.

“LIBOR” means the rate determined by the Administrative Agent to be available to the Lenders in the London interbank market for deposits in US Dollars in the amount of, and for a maturity corresponding to, the amount of the applicable LIBOR Loan, as adjusted for maximum statutory reserves.

Borrower may select interest periods of one, two, three, six, nine (or if available to all of the applicable Lenders, twelve) months for LIBOR borrowings. Interest will be payable in arrears (i) in the case of ABR Loans, at the end of each quarter and (ii) in the case of LIBOR Loans, at the end of each interest period and, in the case of any interest period longer than three months, no less frequently than every three months. Interest on all borrowings shall be calculated on the basis of the actual number of days elapsed over (x) in the case of LIBOR Loans, a 360-day year, and (y) in the case of ABR Loans, a 365- or 366-day year, as the case may be.

Applicable Margin Schedule

Ratings Category (Moody’s and S&P / Fitch)	Applicable Margin
I. >=A1 and A+	0.300%

II. >=A2 and A but less than Category I	0.350

III. >=A3 and A- but less than Category II	0.400

IV. >=Baa1 and BBB+ but less than Category III	0.600

V. >=Baa2 and BBB but less than Category IV	0.725

VI. >=Baa3 and BBB- but less than Category V	0.850

VII. <Baa3 or BBB-	1.000

A Ratings Category shall apply if at such date, the ratings are better than or equal to at least two of the three ratings in any such Ratings Category, and a higher Ratings Category does not apply.

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